Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: GIL ALLON, CEO
221 LATHROP WAY, SUITE I	ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS TODD FROMER / GARTH RUSSELL KCSA Worldwide 212-896-1215 / 212-896-1250
FOR IMMEDIATE RELEASE

Ophthalmic Imaging Systems Announces that OIS EMR Version 4.1 Receives 08 CCHIT Certification

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Software complies with updated interoperability requirements

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SACRAMENTO, Calif. – July 16, 2009 -- The Certification Commission for Healthcare Information Technology (CCHIT®) announced that Ophthalmic Imaging System’s (“OIS” or “the Company”) (OTCBB: OISI) EMR Version 4.1 is a CCHIT Certified® 08 Ambulatory EHR, and meets the Certification Commission’s electronic health record (EHR) criteria for office-based use. OIS EMR is an ophthalmic-specific electronic medical record (EMR) solution which has been designed to work with OIS PM and OIS Symphony Image Management System to transition ophthalmologists to a paperless office. The Commission – a private, nonprofit organization – is the Recognized Certification Body in the United States for certifying health information technology products.

“Two key new areas of interoperability are required to achieve 08 certification,” said Mark Leavitt, M.D., Ph.D., chair, CCHIT. “First, ambulatory EHRs must be capable of advanced electronic prescribing functions so physicians can qualify for bonuses under Medicare’s new incentive program. Second, EHRs must be able to send and receive an electronic patient summary. These and other new criteria will ensure that certified health IT products help improve quality, safety and efficiency while protecting the privacy of health information.”

In the third year of the program’s operation, the criteria and testing have been significantly updated again to provide physicians with more assurance that certified products will meet their needs for functionality, interoperability and security. The Commission added 19 criteria to the 200 required in 2007. Those changes were focused on the ability to exchange patient information with other systems. A CCHIT Certified 08 Ambulatory EHR ensures:

▪	Additional electronic prescribing features: access to the patient’s medication history, formulary, and eligibility.
▪	Better and safer medication dosing, adjusted for patient weight and other factors.
▪	Better ability to prevent adverse reactions due to drug interactions or allergies.

▪	Use of standard formats to exchange basic patient information for continuity of care.
▪	Enhanced ability to view X-rays and other diagnostic images.
▪	Better management of patient consents and authorizations.
▪	Increased use of standard formats when receiving and storing laboratory results.

OIS	WWW.OISI.COM
LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA

Ophthalmic Imaging Systems

Press Release

July 16, 2009

As a CCHIT Certified product, OIS EMR has been tested and passed inspection of 100 percent of these new criteria.

“We are pleased that OIS EMR has received the CCHIT 08 Ambulatory EHR Certification. We believe that the certification will help demonstrate our commitment to delivering the leading ophthalmic EMR solution available to our current and prospective customers. With the increasing demand being placed on efficiency within ophthalmic practices, and unprecedented levels in federal funding forthcoming, we view this certification as critical to helping us meet the needs of ophthalmologists.” Gil Allon, CEO, OIS.

The CCHIT Certified “seal of approval” for EHR products provides a consensus-based, government-recognized benchmark for ambulatory EHR products. By looking to products with the CCHIT Certified seal, physicians and other providers can reduce their risk in selecting an EHR product, allowing them to focus their evaluation on the special needs of their practices.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through OIS’ wholly-owned subsidiary, Abraxas Medical Solutions, the company provides Electronic Medical Records and Practice Management software to Ophthalmology as well as OB/GYN, Orthopedic and Primary care. The Company, together with MediVision, one of OIS’ major shareholders, co-markets and supports its products through an extensive network of dealers, distributors, and direct representatives.

About CCHIT

The Certification Commission for Healthcare Information Technology (CCHIT®) is a private, nonprofit organization that has been named by the federal government as the Recognized Certification Body for electronic health records. Its mission is to accelerate the adoption of health information technology by creating a credible, sustainable certification program. The certification requirements are based on widely accepted industry standards and involve the work of hundreds of expert volunteers and input from a variety of stakeholders throughout the health care industry. More information on CCHIT and CCHIT Certified® products is available at www.cchit.org and at www.ehrdecisions.com.

“CCHIT®” and “CCHIT Certified®” are registered marks of the Certification Commission for Healthcare Information Technology.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

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OIS	WWW.OISI.COM
LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207
USA